EXHIBIT 99.2

Concur Technologies Expects Strong Growth in Fiscal 2004 and 2005

Significant Subscription Revenue Growth Continues to Drive Robust Earnings

REDMOND, Wash., November 10, 2003 — Concur Technologies, Inc. (NASDAQ: CNQR), the leading provider of Corporate Expense Management solutions, today announced business outlook for its first quarter and fiscal year ending September 30, 2004 and for its fiscal year ending September 30, 2005.

Concur expects net income for fiscal 2004 to be between $0.05 and $0.20 per share. Excluding the amortization of intangible assets expected to be recorded in fiscal 2004, net income for the year is expected to be between $0.08 and $0.23 per share. Concur expects net income for fiscal 2005 to be between $0.25 and $0.40 per share. Excluding the amortization of intangible assets expected to be recorded in fiscal 2005, net income for the year is expected to be between $0.28 and $0.43 per share.

“Our bullish view of our business outlook for fiscal 2004 and 2005 is the result of our performance to date, our substantial investment in our subscription business over the past five years, and the more than 1000 customers that currently use our subscription solutions,” said Steve Singh, chairman and chief executive officer for Concur Technologies. “We expect strong growth in our subscription business to continue as customers demand solutions that require minimal upfront capital investments and minimal IT investment. Outsourcing business processes, like corporate expense management, gives our customers greater freedom to focus more on their own customers. Our history of service and accountability, and the growing number of customers that have placed their trust in our solutions, position us well for long term success.”

Business Outlook

The forward-looking statements in this press release, including the following statements, are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

•	Concur expects total revenues to be between $13.0 and $14.0 million for the first quarter of fiscal 2004, and between $60.0 and $64.0 million for fiscal 2004.

•	Concur expects gross margin to be between 55% and 62% for the first quarter of 2004, and between 60% and 64% for fiscal 2004.

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•	Concur expects operating margin to be between (8%) and 6% for the first quarter of fiscal 2004, and between 2% and 12% for fiscal 2004.

•	Concur expects between a loss per share of $0.03 and earnings per share of $0.02 for the first quarter of fiscal 2004, and between $0.05 and $0.20 earnings per share for fiscal 2004. Excluding the amortization of intangible assets expected to be recorded in fiscal 2004, pro forma earnings per share is expected to be between $0.08 and $0.23 for the year.

•	Concur expects earnings per share of between $0.25 and $0.40 for fiscal 2005. Excluding the amortization of intangible assets expected to be recorded in fiscal 2005, pro forma earnings per share is expected to be between $0.28 and $0.43 for the year.

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the world’s leading provider of Corporate Expense Management solutions, servicing thousands of companies worldwide. Concur solutions include Concur Expense for travel and entertainment expense management and Concur Payment for managing employee request for vendor payments. Concur also offers value-added software and services to complement its core solutions, including Concur Imaging Service, Concur Travel Integration, Concur Business Intelligence, and Concur Total Access. Concur solutions streamline business processes, reduce operating costs and improve internal controls while empowering financial managers to apply greater intelligence to their company’s spending patterns. More information about Concur is available at www.concur.com.

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All company or product names are trademarks and/or registered trademarks of their respective owner. This press release contains forward-looking statements that are inherently uncertain. Mr. Singh’s statements and the statements in the Business Outlook section are forward-looking statements. These statements are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption of our subscription service offerings; potential increases in the rate of attrition of customers of our subscription service offerings; the length of the current general economic slowdown and reduced investment in information technology by our customers; reduced business travel that may lower the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks associated with expansion into new geographic markets; the lengthy sales cycle for our products and services, which makes the prediction of future operating results difficult; and uncertain market acceptance of recently-introduced or future products and services.

Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com